SOUTHERN INDIANA GAS & ELECTRIC COMPANY
REPORTING PACKAGE

For the year ended December 31, 2016

Contents

Page Number

Audited Financial Statements
Independent Auditors’ Report	2
Balance Sheets	3-4
Statements of Income & Comprehensive Income	5
Statements of Cash Flows	6
Statements of Common Shareholder’s Equity	7
Notes to the Financial Statements	8
Results of Operations	31
Selected Operating Statistics	36

Additional Information

This annual reporting package provides additional information regarding the operations of Southern Indiana Gas and Electric Company (the Company, or SIGECO). This information is supplemental to Vectren Corporation’s (Vectren) annual report for the year ended December 31, 2016, filed on Form 10-K with the Securities and Exchange Commission on February 23, 2017 and Vectren Utility Holdings, Inc.’s (Utility Holdings or the Company's parent) 10-K filed on March 9, 2017. Vectren and the Company's parent make available their Securities and Exchange Commission filings and recent annual reports free of charge through its website at www.vectren.com.

Frequently Used Terms

AFUDC: allowance for funds used during construction	IURC: Indiana Utility Regulatory Commission
ASC: Accounting Standards Codification	MCF / MMCF / BCF: thousands / millions / billions of cubic feet
ASU: Accounting Standards Update	MDth / MMDth: thousands / millions of dekatherms
DOT: Department of Transportation	MISO: Midcontinent Independent System Operator
EPA: Environmental Protection Agency	MMBTU: millions of British thermal units
FASB: Financial Accounting Standards Board	MW: megawatts
FAC: Fuel Adjustment Clause	MWh / GWh: megawatt hours / thousands of megawatt hours (gigawatt hours)
FERC: Federal Energy Regulatory Commission	NOx: nitrogen oxide
GAAP: Generally Accepted Accounting Principles	OUCC: Indiana Office of the Utility Consumer Counselor
GCA: Gas Cost Adjustment	PHMSA: Pipeline Hazardous Materials Safety Administration
IDEM: Indiana Department of Environmental Management	Throughput: combined gas sales and gas transportation volumes
IRP: Integrated Resource Plan	kV: Kilovolt

INDEPENDENT AUDITORS’ REPORT

To the Shareholder and Board of Directors of Southern Indiana Gas & Electric Company:
We have audited the accompanying financial statements of Southern Indiana Gas & Electric Company (the “Company”), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of income and comprehensive income, cash flow, and common shareholder’s equity for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Indiana Gas & Electric Company as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 27, 2017

FINANCIAL STATEMENTS

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
BALANCE SHEETS
(In thousands)

	December 31,
	2016	2015
ASSETS

Utility Plant
Original cost	$3,279,323	$3,138,529
Less: accumulated depreciation & amortization	1,428,750	1,351,262
Net utility plant	1,850,573	1,787,267
Current Assets
Cash & cash equivalents	1,499	1,700
Notes receivable from Utility Holdings	17,496	51,224
Accounts receivable - less reserves of $1,706 &
$1,679, respectively	50,471	46,758
Receivables from other Vectren companies	17	12
Accrued unbilled revenues	32,976	26,191
Inventories	92,315	96,803
Recoverable fuel & natural gas costs	7,006	—
Prepayments & other current assets	5,920	14,332
Total current assets	207,700	237,020
Investments in unconsolidated affiliates	150	150
Other investments	10,432	9,725
Nonutility plant - net	1,628	1,663
Goodwill - net	5,557	5,557
Regulatory assets	52,106	47,440
Other assets	11,512	3,411
TOTAL ASSETS	$2,139,658	$2,092,233

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
BALANCE SHEETS
(In thousands)

	December 31,
	2016	2015
LIABILITIES & SHAREHOLDER'S EQUITY
Common shareholder's equity
Common stock (no par value)	$313,290	$313,290
Retained earnings	532,127	511,102
Total common shareholder's equity	845,417	824,392
Long-term debt payable to third parties - net of current maturities	239,233	287,900
Long-term debt payable to Utility Holdings - net of current maturities	365,561	365,556
Total long-term debt	604,794	653,456
Commitments & Contingencies (Notes 5, 7-10)
Current Liabilities
Accounts payable	50,053	44,278
Payables to other Vectren companies	12,011	11,933
Refundable fuel & natural gas costs	—	4,320
Accrued liabilities	42,934	40,791
Current maturities of long-term debt	49,140	13,000
Total current liabilities	154,138	114,322
Deferred Credits & Other Liabilities
Deferred income taxes	382,622	359,370
Regulatory liabilities	54,555	58,752
Deferred credits & other liabilities	98,132	81,941
Total deferred credits & other liabilities	535,309	500,063
TOTAL LIABILITIES & SHAREHOLDER'S EQUITY	$2,139,658	$2,092,233

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF INCOME & COMPREHENSIVE INCOME
(In thousands)

	Year Ended December 31,
	2016	2015
OPERATING REVENUES
Electric utility	$605,835	$601,554
Gas utility	86,789	86,726
Total operating revenues	692,624	688,280
OPERATING EXPENSES
Cost of fuel & purchased power	183,661	187,494
Cost of gas sold	32,000	36,504
Other operating	190,179	183,461
Depreciation & amortization	97,310	94,472
Taxes other than income taxes	19,238	18,897
Total operating expenses	522,388	520,828
OPERATING INCOME	170,236	167,452
Other income – net	5,309	3,785
Interest expense	31,788	32,383
INCOME BEFORE INCOME TAXES	143,757	138,854
Income taxes	53,563	52,023
NET INCOME	$90,194	$86,831
OTHER COMPREHENSIVE INCOME
Cash Flow Hedges
Reclassifications to net income before tax	—	(9)
Cash Flow Hedges, net of tax	—	(9)
TOTAL COMPREHENSIVE INCOME	$90,194	$86,822

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$90,194	$86,831
Adjustments to reconcile net income to cash from operating activities:
Depreciation & amortization	97,310	94,472
Deferred income taxes & investment tax credits	22,504	31,704
Expense portion of pension & postretirement periodic benefit cost	1,729	2,110
Provision for uncollectible accounts	1,958	2,050
Other non-cash charges - net	1,434	1,243
Changes in working capital accounts:
Accounts receivable, including due from Vectren companies
& accrued unbilled revenues	(18,114)	3,960
Inventories	4,489	(12,334)
Recoverable/refundable fuel & natural gas costs	(11,326)	1,783
Prepayments & other current assets	2,992	17,130
Accounts payable, including to Vectren companies
& affiliated companies	10,037	(2,149)
Accrued liabilities	2,144	3,995
Contributions to pension & postretirement plans	(6,300)	(7,800)
Changes in noncurrent assets	(6,423)	(1,488)
Changes in noncurrent liabilities	(9,590)	622
Net cash provided by operating activities	183,038	222,129
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	28	87,093
Requirements for:
Dividends to Utility Holdings	(69,169)	(69,901)
Retirement of long-term debt	(13,000)	(49,432)
Net change in short-term borrowings, including from Utility Holdings	—	(12,941)
Net cash used in financing activities	(82,141)	(45,181)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from other investing activities	15,250	—
Requirements for:
Capital expenditures, excluding AFUDC equity	(155,071)	(119,622)
Net change in short-term intercompany notes receivable	33,728	(51,224)
Changes in restricted cash	4,995	(5,928)
Net cash used in investing activities	(101,098)	(176,774)
Net change in cash & cash equivalents	(201)	174
Cash & cash equivalents at beginning of period	1,700	1,526
Cash & cash equivalents at end of period	$1,499	$1,700

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF COMMON SHAREHOLDER’S EQUITY
(In thousands)

			Accumulated
			Other
	Common	Retained	Comprehensive
	Stock	Earnings	Income	Total
Balance at January 1, 2015	$313,290	$494,172	$9	$807,471
Net income		86,831		86,831
Other comprehensive income			(9)	(9)
Common stock:
Dividends to Utility Holdings		(69,901)		(69,901)
Balance at December 31, 2015	$313,290	$511,102	$—	$824,392
Net income		90,194		90,194
Common stock:
Dividends to Utility Holdings		(69,169)		(69,169)
Balance at December 31, 2016	$313,290	$532,127	$—	$845,417

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
NOTES TO THE FINANCIAL STATEMENTS

1.	Organization and Nature of Operations

Southern Indiana Gas and Electric Company (the Company, or SIGECO), an Indiana corporation, provides energy delivery services to approximately 144,000 electric customers and approximately 111,000 gas customers located near Evansville in southwestern Indiana. Of these customers, approximately 84,000 receive combined electric and gas distribution services. SIGECO also owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market. SIGECO is a direct, wholly owned subsidiary of Vectren Utility Holdings, Inc. (Utility Holdings or the Company's parent). The Company's parent is a direct, wholly owned subsidiary of Vectren Corporation (Vectren). SIGECO generally does business as Vectren Energy Delivery of Indiana, Inc. Vectren is an energy holding company headquartered in Evansville, Indiana.

2.	Summary of Significant Accounting Policies

In applying its accounting policies, the Company makes judgments, assumptions, and estimates that affect the amounts reported in these financial statements and related footnotes. Examples of transactions for which estimation techniques are used include valuing deferred tax obligations, unbilled revenue, uncollectible accounts, regulatory assets and liabilities, asset retirement obligations, and derivatives and other financial instruments. Estimates also impact the depreciation of utility and nonutility plant and the testing of goodwill and other assets for impairment. Recorded estimates are revised when better information becomes available or when actual amounts can be determined. Actual results could differ from current estimates.

Subsequent Events Review
Management performs a review of subsequent events for any events occurring after the balance sheet date but prior to the date the financial statements are issued. The Company’s management has performed a review of subsequent events through March 27, 2017.

Cash & Cash Equivalents
Highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents. Cash and cash equivalents are stated at cost plus accrued interest to approximate fair value.

Allowance for Uncollectible Accounts
The Company maintains allowances for uncollectible accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates the allowance for uncollectible accounts based on a variety of factors including the length of time receivables are past due, the financial health of its customers, unusual macroeconomic conditions, and historical experience. If the financial condition of its customers deteriorates or other circumstances occur that result in an impairment of customers’ ability to make payments, the Company records additional allowances as needed.

Inventories
In most circumstances, the Company’s inventory components are recorded using an average cost method; however, natural gas in storage is recorded using the Last In – First Out (LIFO) method. Inventory is valued at historical cost consistent with ratemaking treatment. Materials and supplies are recorded as inventory when purchased and subsequently charged to expense or capitalized to plant when installed.

Property, Plant & Equipment
Both the Company’s Utility Plant and Nonutility Plant is stated at historical cost, inclusive of financing costs and direct and indirect construction costs, less accumulated depreciation and when necessary, impairment charges. The cost of renewals and betterments that extend the useful life are capitalized. Maintenance and repairs, including the cost of removal of minor items of property and planned major maintenance projects, are charged to expense as incurred.

Utility Plant & Related Depreciation
The IURC allows the Company to capitalize financing costs associated with Utility Plant based on a computed interest cost and a designated cost of equity funds. These financing costs are commonly referred to as AFUDC and are capitalized for ratemaking purposes and for financial reporting purposes instead of amounts that would otherwise be capitalized when acquiring nonutility plant. The Company reports both the debt and equity components of AFUDC in Other income – net in the Statements of Income.

When property that represents a retirement unit is replaced or removed, the remaining historical value of such property is charged to Utility Plant, with an offsetting charge to Accumulated depreciation, resulting in no gain or loss. Costs to dismantle and remove retired property are recovered through the depreciation rates as determined by the IURC.

The Company’s portion of jointly-owned Utility Plant, along with that plant’s related operating expenses, is presented in these financial statements in proportion to the ownership percentage.

Nonutility Plant & Related Depreciation
The depreciation of Nonutility Plant is charged against income over its estimated useful life, using the straight-line method of depreciation. When nonutility property is retired, or otherwise disposed of, the asset and accumulated depreciation are removed, and the resulting gain or loss is reflected in income, typically impacting operating expenses.

Impairment Reviews
Property, plant and equipment along with other long-lived assets are reviewed as facts and circumstances indicate the carrying amount may be impaired. This impairment review involves the comparison of an asset’s (or group of assets’) carrying value to the estimated future cash flows the asset (or asset group) is expected to generate over a remaining life. If this evaluation were to conclude the carrying value is impaired, an impairment charge would be recorded based on the difference between the carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations. There were no impairments related to property, plant and equipment during the periods presented.

Goodwill
Goodwill recorded on the Balance Sheets results from business acquisitions and is based on a fair value allocation of the businesses’ purchase price at the time of acquisition. Goodwill is charged to expense only when it is impaired. The Company tests its goodwill for impairment at a reporting unit level. These tests are performed at least annually and at the beginning of each year. Impairment reviews consist of a comparison of fair value to the carrying amount. If the fair value is less than the carrying amount, an impairment loss is recognized in operations. No goodwill impairments have been recorded during the periods presented.

Regulation
Retail public utility operations are subject to regulation by the IURC. The Company’s accounting policies give recognition to the ratemaking and accounting practices authorized by this agency.

Refundable or Recoverable Gas Costs & Cost of Fuel & Purchased Power
All metered gas rates contain a gas cost adjustment clause (GCA) that allows the Company to charge for changes in the cost of purchased gas. Metered electric rates contain a fuel adjustment clause (FAC) that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to a variable benchmark based on NYMEX natural gas prices, is also recovered through regulatory proceedings. The Company records any under or over-recovery resulting from the GCA and FAC each month in revenues. A corresponding asset or liability is recorded until the under or over-recovery is billed or refunded to utility customers. The cost of gas sold is charged to operating expense as delivered to customers, and the cost of fuel and purchased power for electric generation is charged to operating expense when consumed.

Regulatory Assets & Liabilities
Regulatory assets represent certain incurred costs, which will result in probable future cash recoveries from customers through the ratemaking process. Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts to be credited to customers through the ratemaking process. The Company continually assesses the recoverability of costs recognized as regulatory assets and liabilities and the ability to recognize new regulatory assets and liabilities associated with its regulated utility operations. Given the current regulatory environment in its jurisdiction, the Company believes such accounting is appropriate.

The Company collects an estimated cost of removal of its utility plant through depreciation rates established in regulatory proceedings. The Company records amounts expensed in advance of payments as a Regulatory liability because the liability does not meet the threshold of an asset retirement obligation.

Asset Retirement Obligations
A portion of removal costs related to interim retirements of gas utility pipeline and utility poles, certain asbestos-related issues, and reclamation activities meet the definition of an asset retirement obligation (ARO). The Company records the fair value of a liability for a legal ARO in the period in which it is incurred. When the liability is initially recorded, the Company capitalizes a cost by increasing the carrying amount of the related long-lived asset. The liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company settles the obligation for its recorded amount or incurs a gain or loss. To the extent regulation is involved, regulatory assets and liabilities result when accretion and amortization is adjusted to match rates established by regulators and any gain or loss is subject to deferral.

Energy Contracts & Derivatives
The Company will periodically execute derivative contracts in the normal course of operations while buying and selling commodities to be used in operations, optimizing its generation assets, and managing risk. A derivative is recognized on the balance sheet as an asset or liability measured at its fair market value and the change in the derivative's fair market value is recognized currently in earnings unless specific hedge criteria are met.

When an energy contract, that is a derivative, is designated and documented as a normal purchase or normal sale (NPNS), it is exempt from mark-to-market accounting. Most energy contracts executed by the Company are subject to the NPNS exclusion or are not considered derivatives. Such energy contracts include Real Time and Day Ahead purchase and sale contracts with the MISO, natural gas purchases, and wind farm and other electric generating contracts.

When the Company engages in energy contracts and financial contracts that are derivatives and are not subject to the NPNS or other exclusions, such contracts are recorded at market value as current or noncurrent assets or liabilities depending on their value and when the contracts are expected to be settled. Contracts and any associated collateral with counter-parties subject to master netting arrangements are presented net in the Balance Sheets. The offset resulting from carrying the derivative at fair value on the balance sheet is charged to earnings unless it qualifies as a hedge or is subject to regulatory accounting treatment. When hedge accounting is appropriate, the Company assesses and documents hedging relationships between the derivative contract and underlying risks as well as its risk management objectives and anticipated effectiveness. When the hedging relationship is highly effective, derivatives are designated as hedges. The market value of the effective portion of the hedge is marked to market in Accumulated other comprehensive income for cash flow hedges. Ineffective portions of hedging arrangements are marked to market through earnings. For fair value hedges, both the derivative and the underlying hedged item are marked to market through earnings. The offset to contracts affected by regulatory accounting treatment are marked to market as a regulatory asset or liability. Market value for derivative contracts is determined using quoted market prices from independent sources. The Company rarely enters into contracts that have a significant impact to the financial statements where internal models are used to calculate fair value. As of and for the periods presented, related derivative activity is not material to these financial statements.

Revenues
Revenues are recorded as products and services are delivered to customers. To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of an accounting period in Accrued unbilled revenues.

MISO Transactions
With the IURC’s approval, the Company is a member of the MISO, a FERC approved regional transmission organization. The MISO serves the electrical transmission needs of much of the Midcontinent region and maintains operational control over the Company’s electric transmission facilities as well as other utilities in the region. The Company is an active participant in the MISO energy markets, bidding its owned generation into the Day Ahead and Real Time markets and procuring power for its retail customers at Locational Marginal Pricing (LMP) as determined by the MISO market.

MISO-related purchase and sale transactions are recorded using settlement information provided by the MISO. These purchase and sale transactions are accounted for on a net hourly position. Net purchases in a single hour are recorded in Cost of fuel &

purchased power and net sales in a single hour are recorded in Electric utility revenues. On occasion, prior period transactions are resettled outside the routine process due to a change in the MISO’s tariff or a material interpretation thereof. Expenses associated with resettlements are recorded once the resettlement is probable and the resettlement amount can be estimated. Revenues associated with resettlements are recognized when the amount is determinable and collectability is reasonably assured.

The Company also receives transmission revenue that results from other members’ use of the Company’s transmission system. These revenues are also included in Electric utility revenues. Generally, these transmission revenues along with costs charged by the MISO are considered components of base rates and any variance from that included in base rates is recovered from/refunded to retail customers through tracking mechanisms.

Utility Receipts Taxes
A portion of utility receipts taxes are included in rates charged to customers. Accordingly, the Company records these taxes received as a component of operating revenues, which totaled $9.1 million in 2016, and $9.0 million in 2015. Expense associated with utility receipts taxes are recorded as a component of Taxes other than income taxes.

Fair Value Measurements
Certain assets and liabilities are valued and disclosed at fair value. Nonfinancial assets and liabilities include the initial measurement of an asset retirement obligation or the use of fair value in goodwill, intangible assets, and long-lived assets impairment tests. FASB guidance provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level 2
Inputs to the valuation methodology include
· quoted prices for similar assets or liabilities in active markets;
· quoted prices for identical or similar assets or liabilities in inactive markets;
· inputs other than quoted prices that are observable for the asset or liability;
· inputs that are derived principally from or corroborated by observable market data by correlation or other means
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

Earnings Per Share
Earnings per share are not presented as the Company’s common stock is wholly owned by the Company's parent and not publicly traded.

Other Significant Policies
Included elsewhere in these notes are significant accounting policies related to retirement plans and other postretirement benefits, intercompany allocations and income taxes (Note 5).

3.	Utility Plant & Depreciation

The original cost of Utility plant, together with depreciation rates expressed as a percentage of original cost, follows:

	At and For the Year Ended December 31,
(In thousands)	2016		2015
	Original Cost	Depreciation Rates as a Percent of Original Cost	Original Cost	Depreciation Rates as a Percent of Original Cost
Electric utility plant	$2,799,114	3.4%	$2,695,780	3.3%
Gas utility plant	391,783	2.8%	355,784	2.8%
Common utility plant	56,260	3.2%	55,046	3.2%
Construction work in progress	32,166	—%	31,919	—%
Total original cost	$3,279,323		$3,138,529

The Company and Alcoa Generating Corporation (AGC), a subsidiary of Alcoa, Inc. (Alcoa), own a 300 MW unit at the Warrick Power Plant (Warrick Unit 4) as tenants in common. The Company's share of the cost of this unit at December 31, 2016, is $190.4 million with accumulated depreciation totaling $110.8 million. AGC and the Company share equally in the cost of operation and output of the unit and the Company's share of operating costs is included in Other operating expenses in the Statements of Income.

In the first quarter of 2016, Alcoa closed its smelter operations. Historically, on-site generation owned and operated by AGC has been used to provide power to the smelter, as well as other mill operations, which will continue. Generation from Alcoa's share of the Warrick Unit 4 has historically been sold into the MISO market. The Company is actively working with Alcoa on plans related to continued operation of this generation.

4.	Regulatory Assets & Liabilities

Regulatory Assets
Regulatory assets consist of the following:

	At December 31,
(In thousands)	2016	2015
Future amounts recoverable from ratepayers related to:
Net deferred income taxes	$(13,037)	$(13,358)
	(13,037)	(13,358)
Amounts deferred for future recovery related to:
Cost recovery riders & other	20,309	10,737
	20,309	10,737
Amounts currently recovered through customer rates related to:
Unamortized debt issue costs & premiums paid to reacquire debt	5,732	6,407
Deferred coal costs	21,205	28,273
Authorized trackers	17,897	15,283
Other	—	98
	44,834	50,061
Total regulatory assets	$52,106	$47,440

Of the $44.8 million currently being recovered in rates charged to customers, the majority is not earning a return. The weighted average recovery period of regulatory assets currently being recovered in base rates, which totals $5.7 million, is 22 years. The remainder of the regulatory assets are being recovered timely through periodic recovery mechanisms. The Company has rate orders for all deferred costs not yet in rates and therefore believes future recovery is probable.

Regulatory Liabilities
At December 31, 2016 and 2015, the Company has approximately $54.6 million and $58.8 million, respectively, in Regulatory liabilities. Amounts in both periods primarily relate to cost of removal obligations.

5.	Transactions with Other Vectren Companies & Affiliates

Vectren Infrastructure Services Corporation (VISCO)
VISCO, a wholly owned subsidiary of Vectren, provides underground pipeline construction and repair services. VISCO's customers include the Company and fees incurred by the Company totaled $11.4 million in 2016 and $10.3 million in 2015.  Amounts owed to VISCO at December 31, 2016 and 2015 are included in Payables to other Vectren companies.

Vectren Fuels, Inc.
On August 29, 2014, Vectren closed on a transaction to sell its wholly-owned coal mining subsidiary, Vectren Fuels, Inc. (Vectren Fuels), to Sunrise Coal, LLC (Sunrise), an Indiana-based wholly-owned subsidiary of Hallador Energy Company. Prior to the sale date, SIGECO purchased coal used for electric generation from Vectren Fuels.  The amount purchased for the year ended December 31, 2014 totaled $98.6 million. After the exit of the coal mining business by Vectren, Sunrise has assumed Vectren Fuels' supply contracts and has also negotiated new contracts for similar quality coal that will result in the Company purchasing most of its coal supply from Sunrise.

Support Services and Purchases
Vectren and the Company's parent provide corporate and general and administrative assets and services to the Company and allocate certain costs to the Company, including costs for share-based compensation and for pension and other postretirement benefits that are not directly charged to subsidiaries. These costs are allocated using various allocators, including number of employees, number of customers and/or the level of payroll, revenue contribution and capital expenditures. Allocations are at cost. The Company received corporate allocations totaling $52.3 million and $50.0 million for the years ended December 31, 2016, and 2015, respectively. Amounts owed to Vectren and the Company's parent at December 31, 2016 and 2015 are included in Payables to other Vectren companies.

Retirement Plans & Other Postretirement Benefits
At December 31, 2016, Vectren maintains three closed qualified defined benefit pension plans (Vectren Corporation Non-Bargaining Retirement Plan, The Indiana Gas Company, Inc. Bargaining Unit Retirement Plan, Pension Plan for Hourly Employees of Southern Indiana Gas and Electric Company), a nonqualified supplemental executive retirement plan (SERP), and a postretirement benefit plan.  The defined benefit pension plans and postretirement benefit plan, which cover the Company’s eligible full-time regular employees, are primarily noncontributory.  The postretirement health care and life insurance plans are a combination of self-insured and fully insured plans.  Current and former employees of the Company's parent and its subsidiaries, which include the Company, comprise the vast majority of the participants and retirees covered by these plans.

Vectren satisfies the future funding requirements and the payment of benefits from general corporate assets and, as necessary, relies on the Company to support the funding of these obligations.  Although the Company has no contractual funding obligation, the Company contributed $6.3 million and $7.8 million to Vectren’s defined benefit pension plans during 2016 and 2015, respectively.  The combined funded status of Vectren’s plans was approximately 92 percent at December 31, 2016 and 90 percent at December 31, 2015.

Vectren allocates the periodic cost of its retirement plans calculated pursuant to US GAAP to its subsidiaries.  Periodic cost, comprised of service cost and interest on that service cost, is directly charged to subsidiaries at each measurement date and that cost is charged to operating expense and capital projects, using labor charges as the allocation method. For the years ended December 31, 2016 and 2015, costs totaling $2.7 million and $3.1 million, respectively, were directly charged to the Company.  Other components of periodic costs (such as interest cost, asset returns, and amortizations) and the service cost related to corporate operations of Vectren and the Company's parent are charged to subsidiaries through the allocation process discussed above based on labor.  Any difference between funding requirements and allocated periodic costs is recognized as an asset or liability until reflected in periodic costs.

Neither plan assets nor the ending liability is allocated to individual subsidiaries since these assets and obligations are derived from corporate level decisions.  The allocation methodology is consistent with FASB guidance related to “multiemployer” benefit accounting.  As of December 31, 2016 and 2015, $16.7 million and $16.6 million, respectively, is included in Deferred credits & other liabilities and represents costs related to other postretirement benefits directly charged to the Company that is yet to be funded to Vectren.  As impacted by increased funding of pension plans, at December 31, 2016 and 2015, the Company has $7.1 million, and $2.8 million, respectively, included in Other Assets representing defined benefit funding by the Company that is yet to be reflected in costs.

Share-Based Incentive Plans and Deferred Compensation Plans
The Company does not have share-based compensation plans separate from Vectren. The Company recognizes its allocated portion of expenses related to share-based incentive plans and deferred compensation plans in accordance with FASB guidance and to the extent these awards are expected to be settled in cash, that liability is pushed down to SIGECO. As of December 31, 2016 and 2015, $20.6 million and $17.1 million, respectively, is included in Accrued liabilities and Deferred credits & other liabilities and represents obligations that are yet to be funded to Vectren.

Cash Management Arrangements
The Company participates in the centralized cash management program of the Company's parent. See Note 6 regarding long-term and short-term intercompany borrowing arrangements.

Guarantees of Parent Company Debt
The parent company's three operating utility companies, SIGECO, Indiana Gas Company, Inc. (Indiana Gas) and Vectren Energy Delivery of Ohio, Inc. (VEDO) are guarantors of its $350 million short-term credit facility, of which approximately $194 million is outstanding at December 31, 2016, and its $1 billion in unsecured senior notes outstanding at December 31, 2016. The majority of the unsecured senior notes outstanding of the Company's parent are allocated to the operating utility companies. The guarantees are full and unconditional and joint and several, and the Company's parent has no subsidiaries other than the subsidiary guarantors.

Income Taxes
The Company does not file federal or state income tax returns separate from those filed by Vectren. Vectren files a consolidated U.S. federal income tax return, and Vectren and/or certain of its subsidiaries file income tax returns in various states.  Pursuant to a tax sharing agreement and for financial reporting purposes, Vectren subsidiaries record income taxes on a separate company basis. The Company's allocated share of tax effects resulting from it being a part of Vectren's consolidated tax group are recorded at the parent company level. Current taxes payable/receivable are settled with Vectren in cash quarterly and after filing the consolidated federal and state income tax returns.

Deferred income taxes are provided for temporary differences between the tax basis (adjusted for related unrecognized tax benefits, if any) of an asset or liability and its reported amount in the financial statements.  Deferred tax assets and liabilities are computed based on the currently-enacted statutory income tax rates that are expected to be applicable when the temporary differences are scheduled to reverse.  The Company recognizes regulatory liabilities for deferred taxes provided in excess of the current statutory tax rate and regulatory assets for deferred taxes provided at rates less than the current statutory tax rate.  Such tax-related regulatory assets and liabilities are reported at the revenue requirement level and amortized to income as the related temporary differences reverse, generally over the lives of the related properties.  A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the deferred tax assets will be realized.

Tax benefits associated with income tax positions taken, or expected to be taken, in a tax return are recorded only when the more-likely-than-not recognition threshold is satisfied and measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.  The Company reports interest and penalties associated with unrecognized tax benefits within Income taxes in the Statements of Income and reports tax liabilities related to unrecognized tax benefits as part of Deferred credits & other liabilities.

Investment tax credits (ITCs) are deferred and amortized to income over the approximate lives of the related property in accordance with the regulatory treatment.  Production tax credits (PTCs) are recognized as energy is generated and sold based on a per kilowatt hour rate prescribed in applicable federal and state statutes.

The components of income tax expense and amortization of investment tax credits follow:

	Year Ended December 31,
(In thousands)	2016	2015
Current:
Federal	$23,635	$16,468
State	7,424	3,923
Total current tax expense	31,059	20,391
Deferred:
Federal	22,001	27,146
State	932	4,956
Total deferred tax expense	22,933	32,102
Amortization of investment tax credits	(429)	(470)
Total income tax expense	$53,563	$52,023

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	Year Ended December 31,
	2016	2015

Statutory rate	35.0%	35.0%
State & local taxes, net of federal benefit	4.4	4.7
Amortization of investment tax credit	(0.3)	(0.3)
Domestic production deduction	(1.0)	(1.6)
All other - net	(0.8)	(0.3)
Effective tax rate	37.3%	37.5%

Significant components of the net deferred tax liability follow:

	At December 31,
(In thousands)	2016	2015
Noncurrent deferred tax liabilities (assets):
Depreciation & cost recovery timing differences	$361,128	$340,223
Regulatory assets recoverable through future rates	11,388	20,036
Employee benefit obligations	7,575	5,519
Regulatory liabilities to be settled through future rates	(11,334)	(20,246)
Deferred fuel costs	14,289	14,306
Other – net	(424)	(468)
Net deferred tax liability	$382,622	$359,370

At December 31, 2016 and 2015, investment tax credits totaling $1.5 million and $1.9 million, respectively, are included in Deferred credits & other liabilities.

Uncertain Tax Positions
Unrecognized tax benefits for all periods presented were not material to the Company. The net liability on the Balance Sheet for unrecognized tax benefits inclusive of interest and penalties totaled $0.2 million and zero at December 31, 2016 and 2015, respectively.

Vectren and/or certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states. The Internal Revenue Service (IRS) has concluded examinations of Vectren's U.S. federal income tax returns for tax years through December 31, 2012. The State of Indiana, Vectren's primary state tax jurisdiction, has conducted examinations of state income tax returns for tax years through December 31, 2010. The statutes of limitations for assessment of federal income tax and Indiana income tax have expired with respect to tax years through 2012 except to the extent of refunds claimed on amended tax returns. The statutes of limitations for assessment of the 2009, 2011 and 2012 tax years related to the amended Indiana income tax returns will expire in 2018 for tax years 2009 and 2011, and 2019 for the tax year 2012.

Indiana Senate Bill 1
In March 2014, Indiana Senate Bill 1 was signed into law.  This legislation phases in a 1.6 percent rate reduction to the Indiana Adjusted Gross Income Tax Rate for corporations over a six year period. Pursuant to this legislation, the tax rate will be lowered by 0.25 percent each year for the first five years and 0.35 percent in year six beginning on July 1, 2016 to the final rate of 4.9 percent effective July 1, 2021. Pursuant to FASB guidance, the Company accounted for the effect of the change in tax law on its deferred taxes in the first quarter of 2014, the period of enactment. The impact was not material to results of operations.

6.	Borrowing Arrangements & Other Financing Transactions

Short-Term Borrowings
The Company relies on the short-term borrowing arrangements of the parent company for its short-term working capital needs. There were no borrowings outstanding at December 31, 2016 and 2015. As of December 31, 2016, the Company also had a note receivable balance of $17.5 million due from the Company's parent. The intercompany credit line totals $350 million, but is limited to the available capacity of the Company's parent ($156 million at December 31, 2016) and is subject to the same terms and conditions as its short term borrowing arrangements, including its commercial paper program. Short-term borrowings bear interest at the parent company's weighted average daily cost of short-term funds.

See the table below for interest rates and outstanding balances:

	Intercompany Borrowings
(In thousands)	2016	2015
Year End
Balance Outstanding	$—	$—
Weighted Average Interest Rate	1.05%	0.55%
Annual Average
Balance Outstanding	$—	$2,019
Weighted Average Interest Rate	—%	0.41%
Maximum Month End Balance Outstanding	$—	$3,531

Long-Term Debt
Senior unsecured obligations and first mortgage bonds outstanding and classified as long-term follow:

	At December 31,
(In thousands)	2016	2015
Fixed Rate Senior Unsecured Notes Payable to Utility Holdings:
2018, 5.75%	61,880	61,880
2020, 6.28%	74,596	74,596
2021, 4.67%	54,612	54,612
2023, 3.72%	24,847	24,847
2028, 3.20%	26,856	26,856
2035, 6.10%	25,285	25,284
2035, 3.90%	16,580	16,578
2043, 4.25%	47,745	47,745
2045, 4.36%	16,580	16,579
2055, 4.51%	16,580	16,579
Total long-term debt payable to Utility Holdings	$365,561	$365,556

First Mortgage Bonds Payable to Third Parties:
2016, 1986 Series, 8.875%	—	13,000
2022, 2013 Series C, 1.95%, tax exempt	4,640	4,640
2024, 2013 Series D, 1.95%, tax exempt	22,500	22,500
2025, 2014 Series B, current adjustable rate 1.045%, tax-exempt	41,275	41,275
2029, 1999 Senior Notes, 6.72%	80,000	80,000
2037, 2013 Series E, 1.95%, tax exempt	22,000	22,000
2038, 2013 Series A, 4.00%, tax exempt	22,200	22,200
2043, 2013 Series B, 4.05%, tax exempt	39,550	39,550
2044, 2014 Series A, 4.00%, tax exempt	22,300	22,300
2055, 2015 Series Mt. Vernon, 2.375%, tax exempt	23,000	23,000
2055, 2015 Series Warrick County, 2.375%, tax exempt	15,200	15,200
Total first mortgage bonds payable to third parties	292,665	305,665
Current maturities	(49,140)	(13,000)
Debt issuance cost	(3,754)	(4,122)
Unamortized debt premium, discount & other - net	(538)	(643)
Total long-term debt payable to third parties - net	$239,233	$287,900

Simplifying the Presentation of Debt Issuance Costs
In April 2015, the FASB issued new accounting guidance on accounting for debt issuance costs which changes the presentation of debt issuance costs in financial statements. This ASU requires an entity to present such costs in the balance sheet as a direct reduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. This ASU is effective for annual reporting periods beginning after December 15, 2015. The guidance was adopted as of January 1, 2016 and has been applied retrospectively to all periods presented. The effect of the change on the December 31, 2015 balance sheet was the reclassification of $4.1 million from Regulatory assets to Long-term Debt. The reclassification had no material impact on the Company's financial condition, results of operations, or cash flows as a result of the adoption.

SIGECO Bond Retirement
On June 1, 2016, a $13 million bond matured. The First Mortgage Bond, which was a portion of an original $25 million public issuance sold on June 1, 1986, carried a fixed interest rate of 8.875 percent. The repayment of debt was funded from the commercial paper program of the Company's parent.

SIGECO Debt Issuance
On September 9, 2015, the Company completed a $38.2 million tax-exempt first mortgage bond issuance.  The principal terms of the two new series of tax-exempt debt are: (i) $23.0 million in Environmental Improvement Revenue Bonds, Series 2015, issued by the City of Mount Vernon, Indiana and (ii) $15.2 million in Environmental Improvement Revenue Bonds, Series 2015, issued by Warrick County, Indiana. Both bonds were sold in a public offering at an initial interest rate of 2.375 percent per annum that is fixed until September 1, 2020 when the bonds will be remarketed. The bonds have a final maturity of September 1, 2055.

Issuance payable to the Company's Parent
On December 15, 2015, the Company's parent issued Guaranteed Senior Notes in a private placement to various institutional investors in the following tranches: (i) $25 million of 3.90 percent Guaranteed Senior Notes, Series A, due December 15, 2035, (ii) $135 million of 4.36 percent Guaranteed Senior Notes, Series B, due December 15, 2045, and (iii) $40 million of 4.51 percent Guaranteed Senior Notes, Series C, due December 15, 2055. The notes are unconditionally guaranteed by the Company, Indiana Gas, and VEDO. In December 2015, $49.7 million of this debt was reloaned to the Company.

Mandatory Tenders
At December 31, 2016, certain series of bonds, aggregating $87.3 million, currently bear interest at fixed rates, of which $49.1 million is subject to mandatory tender in September 2017 and $38.2 million is subject to mandatory tender in September 2020.  Additionally, Bond Series 2014B, in the amount of $41.3 million, with a variable interest rate that is reset monthly, is subject to mandatory tender in September 2019.

Future Long-Term Debt Sinking Fund Requirements and Maturities
The annual sinking fund requirement of the Company's first mortgage bonds is 1 percent of the greatest amount of bonds outstanding under the Mortgage Indenture.  This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture.  The Company met the 2016 sinking fund requirement by this means and expects to also meet this requirement in 2017 in this manner. Accordingly, the sinking fund requirement for 2016 is excluded from Current liabilities in the Balance Sheets.  At December 31, 2016, $1.4 billion of utility plant remained unfunded under the Company's Mortgage Indenture.  The Company’s gross utility plant balance subject to the Mortgage Indenture approximated $3.3 billion at December 31, 2016.

Maturities of long-term debt during the five years following 2016 (in millions) are $49.1 in 2017, $61.9 in 2018, $74.6 in 2020, $54.6 in 2021, and $413.7 thereafter. There are no maturities of long-term debt in 2019.

Covenants
Long-term and short-term borrowing arrangements contain customary default provisions; restrictions on liens, sale-leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage, among other restrictions. As of December 31, 2016, the Company was in compliance with all financial debt covenants.

7.	Commitments & Contingencies

Purchase Commitments
The Company has firm commitments to purchase natural gas for up to a ten year term, with the majority of these commitments being a term of two years or less. The Company also has other firm and non-firm commitments to purchase coal, electricity, as well as certain transportation and storage rights, some of which are firm commitments under five and twenty year arrangements. Costs arising from these commitments, while significant, are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator-approved cost recovery mechanisms. Firm purchase commitments for utility plant total $0.6 million in 2017 and zero thereafter.

Legal Proceedings
The Company is party to various legal proceedings, audits, and reviews by taxing authorities and other government agencies arising in the normal course of business. In the opinion of management, there are no legal proceedings or other regulatory reviews or audits pending against the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows.

8.	Electric Rate & Regulatory Matters

Regulatory Treatment of Investments in Electric Infrastructure
On February 23, 2017, the Company filed for authority to recover costs related to its electric system modernization plan, using the mechanism allowed under Senate Bill 560. The electric system modernization plan includes investments to upgrade portions of the Company’s network of substations, transmission and distribution systems, to enhance reliability and allow the grid to accept advanced technology to improve the information and service provided to customers. The filing requests the recovery of associated capital expenditures estimated to be approximately $500 million over the seven-year period beginning in 2017. A procedural schedule has not been set in this proceeding, but under Senate Bill 560, an order is expected within 210 days of filing.

Renewable Generation Resources
On February 22, 2017, the Company also filed for authority to recover costs related to the construction of three solar projects, using the mechanism allowed under Senate Bill 29, which allows for timely recovery of costs and expenses incurred during the construction and operation of clean energy projects. These investments, presented as part of the Company’s Integrated Resource Plan (IRP) submitted in December 2016, allow the Company to add an initial 4 MW of universal solar generation, rooftop solar generation, and 1 MW of battery storage resources to its portfolio. See more information on the IRP below in Environmental and Sustainability Matters. The cost of the projects is estimated to be approximately $15 million. A procedural schedule has not been set in this proceeding, however an order is expected later in 2017.

Electric Environmental Compliance Filing
In January 2015, the IURC issued an Order approving the Company’s request for approval of capital investments in its coal-fired generation units to comply with new EPA mandates related to mercury and air toxic standards (MATS) effective in 2015 and to address an outstanding Notice of Violation (NOV) related to sulfur trioxide emissions from the EPA. As of December 31, 2016, $30 million has been spent on equipment to control mercury in both air and water emissions, and $40 million to address the issues raised in the NOV. The Order approved the Company’s request for deferred accounting treatment, as supported by provisions under Indiana Senate Bill 29 and Senate Bill 251. The accounting treatment includes the deferral of depreciation and property tax expense related to these investments, accrual of post-in-service carrying costs, and deferral of incremental operating expenses related to compliance with these standards. The initial phase of the projects went into service in 2014, with the remaining investment going into service in 2016. As of December 31, 2016, the Company has approximately $6.9 million deferred related to depreciation and operating expense, and $2.8 million deferred related to post-in-service carrying costs.

In June 2015, Joint Appellants’ Citizens Action Coalition of Indiana, Inc., Sierra Club, Inc., and Valley Watch, Inc. (the appellants) challenged the IURC's January Order. On October 29, 2015, the Indiana Court of Appeals issued an opinion that affirmed the IURC’s findings with regard to equipment required to comply with MATS and certain national pollutant discharge elimination system rules (approximately $30 million) but remanded the case to the IURC to determine whether a certificate of public convenience and necessity (CPCN) should be issued for the equipment required by the NOV (approximately $40 million). On June 22, 2016, the IURC issued an Order granting the Company a CPCN for the NOV-required equipment. On July 21, 2016, the appellants initiated an appeal of the IURC's June 22, 2016 Order challenging the findings made by the IURC. On February 14, 2017, the Court affirmed the IURC's June 22, 2016 Order.

Electric Demand Side Management (DSM) Program Filing
On August 31, 2011, the IURC issued an Order approving an initial three-year DSM plan in the Company's electric service territory that complied with the IURC’s energy saving targets. Consistent with the Company’s proposal, the Order approved, among other items, the following: 1) recovery of costs associated with implementing the DSM Plan; 2) the recovery of a performance incentive mechanism based on measured savings related to certain DSM programs; and 3) lost margin recovery associated with the implementation of DSM programs for large customers. On June 20, 2012, the IURC issued an Order approving a small customer lost margin recovery mechanism, inclusive of all previous deferrals. For the twelve months ended December 31, 2016 and 2015, the Company recognized electric utility revenue of $11.1 million and $10.1 million, respectively, associated with this approved lost margin recovery mechanism.

On March 28, 2014, Indiana Senate Bill 340 was signed into law. The legislation allows for industrial customers to opt out of participating in energy efficiency programs and as a result of this legislation, most of the Company’s eligible industrial customers have since opted out of participation in the applicable energy efficiency programs.

Indiana Senate Bill 412 (Senate Bill 412) requires electricity suppliers to submit energy efficiency plans to the IURC at least once every three years. Senate Bill 412 also requires the recovery of all program costs, including lost revenues and financial incentives associated with those plans and approved by the IURC. The Company made its first filing pursuant to this bill in June 2015, which proposed energy efficiency programs for calendar years 2016 and 2017. On March 23, 2016, the IURC issued an Order approving the Company’s 2016-2017 energy efficiency programs. The Order provides for cost recovery of program and administrative expenses and includes performance incentives for reaching energy savings goals. The Order also included a lost margin recovery mechanism that now limits that recovery related to new programs to the shorter of four years or the life of the installed energy efficiency measure. Prior electric energy efficiency orders did not limit lost margin recovery in this manner. This ruling follows other recent IURC decisions implementing the same lost margin recovery limitation with respect to other electric utilities in Indiana. The Company is committed to continuing to promote and drive participation in its energy efficiency programs and has therefore appealed this lost margin recovery restriction.

On March 7, 2017, the Court of Appeals reversed the IURC’s finding that the four year cap on lost margin recovery was arbitrary and the IURC failed to properly interpret the governing statute requiring that it review the utility's entire DSM proposal and approve or reject it as a whole, including the proposed lost margin recovery.  On remand, the IURC must complete its review and can only reject the Company’s lost margin recovery if found to be unreasonable.  Once the Court’s decision is final, the Company will again seek IURC approval of its energy efficiency plan.

FERC Return on Equity (ROE) Complaints
On November 12, 2013, certain parties representing a group of industrial customers filed a joint complaint with the FERC under Section 206 of the Federal Power Act against the MISO and various MISO transmission owners, including SIGECO (first complaint case). The joint parties sought to reduce the 12.38 percent ROE used in the MISO transmission owners’ rates, including SIGECO’s formula transmission rates, to 9.15 percent covering the refund period from November 12, 2013 through February 11, 2015 (first refund period). On September 28, 2016, the FERC issued a final order authorizing a 10.32 percent base ROE for the first refund period and prospectively through the date of the order in a second complaint case as detailed below.

A second customer complaint case was filed on February 11, 2015 covering the refund period from February 12, 2015 through May 11, 2016 (second refund period). An initial decision from the FERC administrative law judge on June 30, 2016, authorized a base ROE of 9.70 percent for the second refund period. The FERC is expected to rule on the proposed order in the second complaint case in 2017, which will authorize a base ROE for this period and prospectively from the date of the order.

Separately, on January 6, 2015, the FERC approved a MISO transmission owner joint request for an adder to the approved ROE. Under FERC regulations, transmission owners that are part of a Regional Transmission Organization (RTO) such as the MISO are authorized to earn an incentive of 50 basis points above the FERC approved ROE. The FERC deferred the implementation of this adder until the pending complaint is resolved. The adder will be applied retroactively from January 6, 2015 through May 11, 2016 and prospectively from the September 28, 2016 order in the first complaint case.

The Company has reflected these results in its financial statements. As of December 31, 2016, the Company had invested approximately $157.7 million in qualifying projects. The net plant balance for these projects totaled $136.8 million at December 31, 2016.

9. Gas Rate & Regulatory Matters

Regulatory Treatment of Investments in Natural Gas Infrastructure Replacement
The Company monitors and maintains its natural gas distribution system to ensure natural gas is delivered in a safe and efficient manner. The Company is currently engaged in programs to replace bare steel and cast iron infrastructure and other activities to mitigate risk, improve the system, and comply with applicable regulations, many of which are the result of federal pipeline safety requirements. Laws were passed in Indiana that provide utilities the opportunity to timely recover costs of federally mandated projects and other infrastructure improvement projects outside of a base rate proceeding.

Indiana Senate Bill 251 (Senate Bill 251) provides a framework to recover 80 percent of federally mandated costs through a periodic rate adjustment mechanism outside of a general rate case. Such costs include a return on the federally mandated capital investment, based on the overall rate of return most recently approved by the IURC, along with recovery of depreciation and other operating costs associated with these mandates. The remaining 20 percent of those costs is deferred for future recovery in the utility's next general rate case.

Indiana Senate Bill 560 (Senate Bill 560) supplements Senate Bill 251 described above, and provides for cost recovery outside of a base rate proceeding for projects that either improve electric and gas system reliability and safety or are economic development projects that provide rural areas with access to gas service. Provisions of the legislation require that, among other things, requests for recovery include a seven-year project plan. Once the plan is approved by the IURC, 80 percent of such costs are eligible for current recovery using a periodic rate adjustment mechanism. Recoverable costs include a return on the investment that reflects the current capital structure and associated costs, with the exception of the rate of return on equity, which remains fixed at the rate determined in the Company's last rate case. Recoverable costs also include recovery of depreciation and other operating expenses. The remaining 20 percent of project costs are deferred and recovered in the utility’s next general rate case, which must be filed before the expiration of the seven-year plan. The adjustment mechanism is capped at an annual increase in retail revenues of no more than two percent.

Recovery and Deferral Mechanisms
The Company's last gas utility rate order was received in 2007. This Order authorized the deferral of financial impacts associated with bare steel and cast iron replacement activities. The Order provides for the deferral of depreciation and post-in-service carrying costs on qualifying projects totaling $3 million annually. The debt-related post-in-service carrying costs are currently recognized in the Statements of Income. The recording of post-in-service carrying costs and depreciation deferral is limited by individual qualifying project to three years after being placed into service. At December 31, 2016 and December 31, 2015, the Company has regulatory assets totaling $2.3 million and $2.2 million, respectively, associated with the deferral of depreciation and debt-related post-in-service carrying cost activities. Beginning in 2014, all bare steel and cast iron replacement activities are now part of the Company’s seven-year capital investment plan discussed below.

Requests for Recovery under Regulatory Mechanisms
In August 2014, the IURC issued an Order approving the Company’s seven-year capital infrastructure replacement and improvement plan (the Plan), beginning in 2014, and the proposed accounting authority and recovery. Compliance projects and other infrastructure improvement projects were approved pursuant to Senate Bill 251 and 560, respectively. As provided in the two laws, the Order approved semi-annual filings for rate recovery of 100 percent of the costs, inclusive of return, related to these capital investments and operating expenses, with 80 percent of the costs, including a return, recovered currently via an approved tracking mechanism and 20 percent of the costs deferred and recovered in the Company’s next base rate proceeding. In addition, the Order established guidelines to annually update the seven-year capital investment plan. Finally, the Order approved the Company’s proposal to recover eligible costs assigned to the residential customer class via a fixed monthly charge per residential customer.

On January 25, 2017 the IURC issued an Order (January 2017 Order) approving the inclusion in rates of investments made from January 2016 to June 2016. Through the January 2017 Order approximately $76 million of the approved capital investment plan has been incurred and included for recovery. The January 2017 Order also approved the Company's plan update, which is now $250 million through 2020.

At December 31, 2016 and December 31, 2015, the Company has regulatory assets related to the Plan totaling $12.3 million and $7.2 million, respectively.

Pipeline and Hazardous Materials Safety Administration (PHMSA)
In March of 2016, PHMSA published a notice of proposed rulemaking (NPRM) on the safety of gas transmission and gathering lines. The proposed rule addresses many of the remaining requirements of the 2011 Pipeline Safety Act, with a particular focus on extending integrity management rules to address a much larger portion of the natural gas infrastructure and adds requirements to address broader threats to the integrity of a pipeline system.  The Company is evaluating the impact these proposed rules will have on its integrity management programs and transmission and distribution systems. In December of 2016, PHMSA issued final rules related to integrity management for storage operations. These rules are being evaluated with efforts underway to implement the new requirements. Further, the Company reviewed the Underground Natural Gas Storage Safety Recommendations from a joint Department of Energy and PHMSA led interagency task force. PHMSA has final rules pending that address requirements related to plastic pipe, operator qualifications, valve installation and rupture detection, and incident notification.  Each of these rules is expected to be published by PHMSA in 2017.  Additionally, PHMSA has recently finalized a rule on excess flow valves, which will go into effect in April 2017. These rules will increase the potential for capital expenditures and increase operating and maintenance expenses.  The Company believes the cost to comply with these new rules should be recoverable using the regulatory recovery mechanisms referenced above.

10. Environmental and Sustainability Matters

The Company initiated a corporate sustainability program in 2012 with the publication of the initial corporate sustainability report of Vectren.  Since that time the Company continues to develop strategies that focus on those environmental, social and governance (ESG) factors that contribute to the long-term growth of a sustainable business model.  As detailed further below and in the upcoming corporate sustainability report for 2016, the Company continues to set out its plans, among other things, to upgrade and diversify its generation portfolio.  The sustainability policies and efforts, and in particular its policies and procedures designed to ensure compliance with applicable laws and regulations, are directly overseen by Vectren's Corporate Responsibility and Sustainability Committee, as well as vetted with Vectren's full Board of Directors. Further discussion of key goals, strategies, and governance practices can be found in Vectren’s latest sustainability report at www.vectren.com/sustainability, which received core level certification from the Global Reporting Initiative.

The Company is subject to extensive environmental regulation pursuant to a variety of federal, state, and municipal laws and regulations. These environmental regulations impose, among other things, restrictions, liabilities, and obligations in connection with the storage, transportation, treatment, and disposal of hazardous substances and limit airborne emissions from electric generating facilities including particulate matter, sulfur dioxide (SO2), nitrogen oxide (NOx), and mercury, among others. Environmental legislation and regulation also requires that facilities, sites, and other properties associated with the Company's operations be operated, maintained, abandoned, and reclaimed to the satisfaction of applicable regulatory authorities. The Company's current costs to comply with these laws and regulations are significant to its results of operations and financial condition. Similar to the costs associated with federal mandates in the Pipeline Safety Law, Senate Bill 251 is also applicable to federal environmental mandates impacting the Company's electric operations.

Integrated Resource Planning Process

As required by the state of Indiana, the Company completed its 2016 Integrated Resource Plan (IRP) and submitted to the IURC for review on December 16, 2016. The Company anticipates the IURC will, likely in the summer of 2017, release a director’s report to the other state utilities that filed their IRPs in 2016. The state requires each electric utility to perform and submit an IRP that uses economic modeling to consider the costs and risks associated with available resource options to provide reliable electric service for the next twenty year period. During 2016, the Company held three public stakeholder meetings to gather input and feedback as well as communicate results of the IRP process as it progressed. In developing its IRP, the Company considered both the cost to continue operating its existing generation units in a manner that complies with current and anticipated future environmental requirements, as well as various resource alternatives, such as the use of energy efficiency programs and renewable resources as part of its overall generation portfolio.

Currently, the Company operates approximately 1,000 MW of coal-fired generation, 245 MW of natural gas peaking units, and 3 MW via a landfill-gas-to-electricity facility. The Company also has 80 MW of wind power through two long-term power purchase agreements and 32 MW of coal generation through its ownership in OVEC. The Company’s 2016 IRP preferred portfolio illustrates a future less reliant on coal. The twenty year plan reflects the retirement of a portion of the Company’s current coal-fired fleet, transitions a significant portion of generation to natural gas and includes new renewable energy sources, specifically universal solar. The detailed plan would introduce approximately 54 MW of universal solar installed by 2019. The plan suggests the Company will exit its joint operations of Warrick Unit 4, a 300 MW unit shared with Alcoa, by 2020. The Company would complete upgrades to its existing coal-fired Culley Unit 3, a 270-megawatt unit, to comply with federal water regulations specific to the Effluent Limitations Guidelines (ELG) around 2023 in order to keep the unit in operation. In 2024, the plan points to the retirement of coal-fired AB Brown plant Units 1 & 2 along with Culley Unit 2, collectively representing 580 MW. This generation would be replaced by a newly constructed combined cycle natural gas plant, with the capability of producing approximately 890 MW by 2024. In addition, the Company intends to continue to offer energy efficiency programs annually.

The Company’s plan considered a broad range of potential resources and variables and is focused on ensuring it offers a reliable, reasonably priced generation portfolio as well as a balanced energy mix. The Company plans to finalize this generation portfolio transition plan and submit a regulatory filing, including construction timelines and costs of new generation resources, to the IURC in late 2017 to begin the generation transition process. The Company believes all compliance costs, including cost of new generation as well as the cost of retiring generation, would be considered a federally mandated cost of providing electricity and therefore should be recoverable either from customers through Senate Bill 251 as referenced above, Senate Bill 29 used by the Company to recover its initial pollution control investments, or through other forms of rate recovery.

Coal Ash Waste Disposal, Ash Ponds and Water

Coal Combustion Residuals Rule
In December 2014, the EPA released its final Coal Combustion Residuals (CCR) rule which regulates ash as non-hazardous material under Subtitle D of the Resource Conservation and Recovery Act (RCRA). On April 17, 2015, the final rule was published in the Federal Register. The final rule allows beneficial reuse of ash and the majority of the ash generated by the Company’s generating plants will continue to be reused. As it relates to the CCR rule, legislation was passed in December 2016 by Congress that would provide for enforcement of the federal program by states rather than through citizen suits. Additionally, the CCR rule is currently being challenged by multiple parties in judicial review proceedings.

Under the final CCR rule, the Company is required to complete a series of integrity assessments, including seismic modeling given the Company’s facilities are located within two seismic zones, and groundwater monitoring studies to determine the remaining service life of the ponds and whether a pond must be retrofitted with liners or closed in place, with bottom ash handling conversions completed. In late 2015, using general utility industry data, the Company prepared cost estimates for the retirement of the ash ponds at the end of their useful lives, based on its interpretation of the closure alternatives contemplated in the final rule. The resulting estimates ranged from approximately $35 million to $80 million. These estimates contemplated final capping and monitoring costs of the ponds at both F.B. Culley and A.B. Brown generating stations. These rules are not applicable to the Company's Warrick generating unit, as this unit has historically been part of a larger generating station that predominantly serves an adjacent industrial facility.

Throughout 2016, the Company has continued to refine site specific estimates and now estimates the costs to be in the range of $45 million to $100 million. Significant factors impacting the resulting cost estimates include the closure time frame and the method of closure. Current estimates contemplate additional beneficial reuse of the ash, as well as implications of the Company’s preferred IRP. Ongoing analysis, the continued refinement of assumptions, or the inability to beneficially reuse the ash may result in estimated costs in excess of the current range.

As of December 31, 2016, the Company had recorded an approximate $40 million asset retirement obligation (ARO). The recorded ARO reflects the present value of the approximate $45 million in estimated costs in the range above. These assumptions and estimations are subject to change in the future and could materially impact the amount of the estimated ARO.

In order to maintain current operations of the ponds, the Company has spent approximately $17 million on the reinforcement of the ash pond dams and other operational changes in 2016 to meet the more stringent 2,500 year seismic event structural and safety standard in the CCR rule.

Effluent Limitation Guidelines (ELGs)
Under the Clean Water Act, the EPA sets technology-based guidelines for water discharges from new and existing electric generation facilities. On September 30, 2015, the EPA released final revisions to the existing steam electric ELGs setting stringent technology-based water discharge limits for the electric power industry. The EPA focused this rulemaking on wastewater generated primarily by pollution control equipment necessitated by the comprehensive air regulations, specifically setting strict water discharge limits for arsenic, mercury and selenium for scrubber waste waters. The ELGs will be implemented when existing water discharge permits for the plants are renewed, with compliance activities expected to commence where operations continue, within the 2018-2023 time frame. The ELGs work in tandem with the aforementioned CCR requirements, effectively prohibiting the use of less costly lined sediment basin options for disposal of coal combustion residuals, and virtually mandate conversions to dry bottom ash handling.

The current wastewater discharge permit for the A.B. Brown power plant had an expiration date of October 2016 and, for the F.B. Culley plant, a date of December 2016. The Company is continuing ongoing discussions with the state environmental agency during the first half of 2017 and anticipates final permits will be issued in the second quarter of 2017. During the renewal process, existing permits remain in place. As part of the permit renewals, the Company requested alternate compliance dates for ELGs. Compliance with the ELGs will not be required prior to November 2018, but no later than December 31, 2023. For plants identified in the Company’s preferred IRP to be retired prior to December 31, 2023, the Company has requested those plants would not require new treatment technology. For the F.B. Culley plant, the Company has proposed a 2020 compliance date for dry bottom ash and 2023 compliance date for flue gas desulfurization wastewater. The Company anticipates acceptance of the proposed schedule.

Cooling Water Intake Structures
Section 316(b) of the Clean Water Act requires generating facilities use the “best technology available” (BTA) to minimize adverse environmental impacts on a body of water. More specifically, Section 316(b) is concerned with impingement and entrainment of aquatic species in once-through cooling water intake structures used at electric generating facilities. A final rule was issued by the EPA on May 19, 2014. The final rule does not mandate cooling water tower retrofits but requires a state level case-by-case assessment of BTA for each facility. The final rule lists seven presumptive technologies which would qualify as BTA. These technologies range from intake screen modifications to cooling water tower retrofits. Ecological and technology assessment studies must be completed prior to determining BTA for the Company’s facilities. The Company is currently undertaking the required ecological studies and anticipates timely compliance in 2021-2022. To comply, the Company believes capital investments will likely be in the range of $4 million to $8 million.

Air Quality
Mercury and Air Toxics (MATS) Rule
On December 21, 2011, the EPA finalized the utility MATS rule. The MATS rule sets emission limits for hazardous air pollutants for existing and new coal-fired power plants and identifies the following broad categories of hazardous air pollutants: mercury, non-mercury hazardous air pollutants (primarily arsenic, chromium, cobalt, and selenium), and acid gases (hydrogen cyanide, hydrogen chloride, and hydrogen fluoride). The rule imposes mercury emission limits for two sub-categories of coal and proposed surrogate limits for non-mercury and acid gas hazardous air pollutants.

In July 2014, a coalition of twenty-one states, including Indiana, filed a petition with the U.S. Supreme Court seeking review of the decision of the appellate court that found the EPA appropriately based its decision to list coal and oil fired generation units as a source of the pollutants at issue solely on those pollutants’ impact on public health. On June 29, 2015, the U.S. Supreme Court reversed the appellate court decision on the basis of the EPA’s failure to consider costs before determining whether it was appropriate and necessary to regulate steam electric generating units under Section 112 of the Clean Air Act. The Court did not vacate the rule, but remanded the MATS rule to the appellate court for further proceedings consistent with the opinion. In April 2016, in response to the Court's remand, the EPA affirmed its earlier conclusion in a Supplemental Finding, and in June 2016, a coalition of states and other stakeholders filed challenges to the Supplemental Finding. MATS compliance was required to commence April 16, 2015, and the Company continues to operate in full compliance with the MATS rule.

Notice of Violation for A.B. Brown Power Plant
The Company received a NOV from the EPA in November 2011 pertaining to its A.B. Brown generating station. The NOV asserts when the facility was equipped with Selective Catalytic Reduction (SCR) systems, the correct permits were not obtained or the best available control technology to control incidental sulfuric acid mist was not installed. While the Company did not agree with the notice, it reached a final settlement with the EPA to resolve the NOV in December 2015.

As noted previously, on January 28, 2015, the IURC issued an Order approving the Company’s request for approval of capital investments on its coal-fired generation units to comply with new EPA mandates related to MATS effective in 2015 and to address the outstanding NOV. The total investment was $70 million of which $30 million was spent to control mercury in both air and water emissions, and the remaining investment was made to address the issues raised in the NOV.

In June 2015, Joint Appellants’ Citizens Action Coalition of Indiana, Inc., Sierra Club, Inc., and Valley Watch, Inc. (the appellants) challenged the IURC's January Order. On October 29, 2015, the Indiana Court of Appeals issued an opinion that affirmed the IURC’s findings with regard to equipment required to comply with MATS and certain national pollutant discharge elimination system rules (approximately $30 million) but remanded the case to the IURC to determine whether a certificate of public convenience and necessity (CPCN) should be issued for the equipment required by the NOV (approximately $40 million). On June 22, 2016, the IURC issued an Order granting Vectren a CPCN for the NOV-required equipment. On July 21, 2016, the appellants initiated an appeal of the IURC's June 22, 2016 Order challenging the findings made by the IURC. On February 14, 2017, the Court affirmed the IURC's June 22, 2016 Order.

Ozone NAAQS
On November 26, 2014, the EPA proposed to tighten the current National Ambient Air Quality Standard (NAAQS) for ozone from the current standard of 75 parts per billion (ppb) to a level with the range of 65 to 70 ppb. On October 1, 2015, the EPA finalized a new NAAQS for ozone at the high end of the range, or 70 ppb. On September 16, 2016, Indiana submitted its initial determination to the EPA recommending that counties in southwest Indiana, specifically Vanderburgh, Posey and Warrick, be declared in attainment of the new more stringent ozone standard based upon air monitoring data from 2014-2016. The EPA is expected to make final determinations as to whether a region is in attainment for the new NAAQS in 2017. While it is possible that counties in southwest Indiana could be declared in non-attainment with the new standard, and thus could have an effect on future economic development activities in the Company's service territory, the Company does not anticipate any significant compliance cost impacts from the determination given its previous investment in SCR technology for NOx control on its units. In September 2016, the EPA finalized a supplement to the Cross State Air Pollution Rule (CSAPR) that requires further NOx reductions during the ozone season (May - September). The Company is positioned to comply with these NOx reduction requirements through its current investment in SCR technology.

One Hour SO2 NAAQS
On February 16, 2016, the EPA notified states of the commencement of a 120 day consultation period between the state and the EPA with respect to the EPA's recommendations for new non-attainment designations for the 2010 One Hour SO2 NAAQS. Identified on the list was Posey County, Indiana, where the Company's A.B. Brown Generating Station is located. While the Company is in compliance with all applicable SO2 limits in its permits, the Company reached an agreement with the state of Indiana on voluntary measures that the Company was able to implement without significant incremental costs to ensure that Posey County remains in attainment with the 2010 One Hour SO2 NAAQS. The Company's coal-fired generating fleet is 100 percent scrubbed for SO2 and 90 percent controlled for NOx.

Climate Change

On August 3, 2015, the EPA released its final CPP rule which requires a 32 percent reduction in carbon emissions from 2005 levels. This results in a final emission rate goal for Indiana of 1,242 lb CO2/MWh to be achieved by 2030. The new rule gives states the option of seeking a two-year extension from the initial deadline of September 2016 to submit a final state implementation plan (SIP). Under the CPP, states have the flexibility to include energy efficiency and other measures should they choose to implement a SIP as provided in the final rule. While states are given an interim goal (1,451 lb CO2/MWh for Indiana), the final rule gives states the flexibility to shape their own emissions reduction over the 2022-2029 time period. The final rule was published in the Federal Register on October 23, 2015 and that action was immediately followed by litigation initiated by Indiana and 23 other states as a coalition challenging the rule. In January of 2016, the reviewing court denied the states’ and other parties requests to stay the implementation of the CPP pending completion of judicial review. On January 26, 2016, 29 states and state agencies, including the 24 state coalition referenced above, filed a request for immediate stay with the U.S. Supreme Court. On February 9, 2016, the U.S. Supreme Court granted a stay to delay the regulation while being challenged in court. Extensive oral argument was held in September. The stay will remain in place while the lower court concludes its review. Among other things, the stay delays the requirement to submit a final SIP by the original September 2016 deadline and could extend implementation to 2024.

In the event a state does not submit a SIP, the EPA also released a proposed federal implementation plan (FIP), which would be imposed on those states without an approved SIP. The proposed FIP would apply an emission rate requirement directly on generating units. Under the proposed FIP, the CO2 emission rate limit for coal-fired units would start at 1,671 lbs CO2/MWh in 2022 and decrease to a final emission rate cap of 1,305 lbs CO2/MWh by 2030. While the FIP emission rate cap appears to be slightly less stringent than the state reduction goal for Indiana, the cap would apply directly to generating units and these units would not have the benefit of averaging emission rates with rates from zero-carbon sources as would be available in a SIP. Purchases of emission credits from zero-carbon sources can be made for compliance. The FIP will be subject to extensive public comments prior to finalization. Whether Indiana will file a SIP has yet to be determined. Pending that determination, the electric utilities in Indiana will continue to encourage the state's designated agency to analyze various compliance options and the possible integration into a state plan submittal.

At the time of release of the CPP, Indiana was the 5th largest carbon emitter in the nation in tons of CO2 produced from electric generation. The Company’s share of total tons of CO2 generated by Indiana's electric utilities has historically been less than 6 percent. Since 2005 through 2015, the Company has achieved a reduction in emissions of CO2 of 31 percent (on a tonnage basis) through the retirement of F.B. Culley Unit 1, expiration of municipal wholesale power contracts, electric conservation, the addition of renewable generation, and the installation of more efficient dense pack turbine technology. Since emissions are further impacted by coal burn reductions and energy efficiency programs, the Company's emissions of CO2 can vary year to year. With respect to renewable generation, in 2008 and 2009, the Company executed long-term purchase power commitments for a total of 80 MW of wind energy. The Company currently has approximately 4 percent of its electricity being provided by energy sources other than coal and natural gas, due to the long-term wind contracts and landfill gas investment. With respect to CO2 emission rate, since 2005 through 2015, the Company has lowered its CO2 emission rate (as measured in lbs CO2/MWh) from 1,967 lbs CO2/MWh to 1,922 lbs CO2/MWh, for a reduction of 3 percent. The Company’s CO2 emission rate of 1,922 lbs CO2/MWh is basically the same as Indiana's average CO2 emission rate of 1,923 lbs CO2/MWh. The Company plans to consider these reductions in CO2 emissions and renewable generation in future discussions with the state to develop a possible state implementation plan.

Impact of Legislative Actions & Other Initiatives is Unknown
At this time, compliance costs and other effects associated with reductions in GHG emissions or obtaining renewable energy sources remain uncertain. The Company has gathered preliminary estimates of the costs to control GHG emissions. A preliminary investigation demonstrated costs to comply would be significant, first with regard to operating expenses and later for capital expenditures as technology becomes available to control GHG emissions. However, these compliance cost estimates were based on highly uncertain assumptions, including allowance prices if a cap and trade approach were employed, and energy efficiency targets. The Company is undertaking a detailed review of the requirements of the CPP and the proposed FIP and a review of potential compliance options. The Company will also continue to remain engaged with the Indiana legislators and regulators to assess the final rule and to develop a plan that is the least cost to its customers.

In addition to the federal programs, the United States and 194 other countries agreed by consensus to limit GHG emissions beginning after 2020 in the 2015 United Nations Framework Convention on Climate Change Paris Agreement. The United States has proposed a 26-28 percent GHG emission reduction from 2005 levels by 2025. As previously noted, since 2005 through 2015, the Company has achieved reduced emissions of CO2 by 31 percent (on a tonnage basis). While the legislative outcome of the CPP rules remains uncertain, the Company will continue to monitor regulatory activity regarding GHG emission standards that may affect its electric generating units.

Manufactured Gas Plants

In the past, the Company operated facilities to manufacture natural gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under current environmental laws and regulations, those that owned or operated these facilities may now be required to take remedial action if certain contaminants are found above the regulatory thresholds.

The Company has identified its involvement in five manufactured gas plant sites, all of which are currently enrolled in the IDEM’s Voluntary Remediation Program (VRP). The Company is currently conducting some level of remedial activities, including groundwater monitoring at certain sites.

The Company has accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, the Company has recorded cumulative costs that it has incurred or reasonably expects to incur totaling approximately $20.3 million. The estimated accrued costs are limited to the Company’s share of the remediation efforts and are therefore net of exposures of other potentially responsible parties (PRP).

With respect to insurance coverage, the Company has settlement agreements with all known insurance carriers and has received approximately $15.2 million of the expected $15.8 million in insurance recoveries.

The costs the Company expects to incur are estimated by management using assumptions based on actual costs incurred, the timing of expected future payments, and inflation factors, among others. While the Company has recorded all costs which it presently expects to incur in connection with activities at these sites, it is possible that future events may require remedial activities which are not presently foreseen and those costs may not be subject to PRP or insurance recovery. As of December 31, 2016 and December 31, 2015, approximately $1.4 million and $2.5 million, respectively, of accrued, but not yet spent, costs are included in Other Liabilities related to these sites.

11. Fair Value Measurements

The carrying values and estimated fair values using primarily Level 2 assumptions of the Company's other financial instruments follow:

	At December 31,
	2016		2015
(In thousands)	Carrying Amount	Est. Fair Value	Carrying Amount	Est. Fair Value
Long-term debt payable to third parties	$288,373	$305,394	$300,900	$318,859
Long-term debt payable to Utility Holdings	365,561	387,618	365,556	385,254
Short-term borrowings payable to Utility Holdings	—	—	—	—
Short-term notes receivable from Utility Holdings	17,496	17,496	51,224	51,224
Cash & cash equivalents	1,499	1,499	1,700	1,700

For the balance sheet dates presented in these financial statements, the Company had no material assets or liabilities recorded at fair value outstanding, and no material assets or liabilities valued using Level 3 inputs.

Certain methods and assumptions must be used to estimate the fair value of financial instruments. The fair value of the Company's long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics. Because of the maturity dates and variable interest rates of short-term borrowings and cash & cash equivalents, those carrying amounts approximate fair value. Because of the inherent difficulty of estimating interest rate and other market risks, the methods used to estimate fair value may not always be indicative of actual realizable value, and different methodologies could produce different fair value estimates at the reporting date.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue. Accordingly, any reacquisition would not be expected to have a material effect on the Company's results of operations.

12. Additional Balance Sheet & Operational Information

Inventories in the Balance Sheets consist of the following:

	At December 31,
(In thousands)	2016	2015
Materials & supplies	$33,605	$34,083
Fuel (coal and oil) for electric generation	42,590	45,038
Gas in storage – at LIFO cost	16,120	17,682
Total inventories	$92,315	$96,803

Based on the average cost of gas purchased during December, the cost of replacing gas in storage carried at LIFO cost is less than carrying value at December 31, 2016 and 2015 by approximately $3 million and $4 million, respectively. All other inventories are carried at average cost. The Company purchases most of its coal supply from Sunrise Coal, LLC and most of its gas supply from a single third party. Rates charged to natural gas customers contain a gas cost adjustment clause and electric rates contain a fuel adjustment clause that allow for the timely adjustment in charges to reflect changes in the cost of gas and cost for fuel.
Prepayments & other current assets in the Balance Sheets consist of the following:

	At December 31,
(In thousands)	2016	2015
Prepaid taxes	$3,446	$558
Wholesale emission allowances	230	238
Restricted cash	932	5,928
Other	1,312	7,608
Total prepayments & other current assets	$5,920	$14,332

Accrued liabilities in the Balance Sheets consist of the following:

	At December 31,
(In thousands)	2016	2015
Accrued taxes	$10,980	$14,430
Customers advances & deposits	15,920	15,492
Accrued interest	5,338	5,246
Tax collections payable	2,533	2,170
Accrued salaries & other	8,163	3,453
Total accrued liabilities	$42,934	$40,791

Asset retirement obligations included in Deferred Credits and Other Liabilities in the Balance Sheets roll forward as follows:

(In thousands)	2016	2015
Asset retirement obligation, January 1	$43,651	$18,171
Accretion	1,833	1,384
Liabilities incurred in current period	—	24,232
Changes in estimates, net of cash payments	16,312	(136)
Asset retirement obligation, December 31	$61,796	$43,651

Other income – net in the Statements of Income consists of the following:

	Year ended December 31,
(In thousands)	2016	2015
AFUDC – borrowed funds	$3,352	$3,062
AFUDC – equity funds	1,449	1,805
Other	508	(1,082)
Total other income - net	$5,309	$3,785

Supplemental Cash Flow Information:

	Year ended December 31,
(In thousands)	2016	2015
Cash paid (received) for:
Income taxes	$37,916	$(6,571)
Interest	31,696	31,875

As of December 31, 2016 and 2015, the Company has accruals related to utility plant purchases totaling approximately $8.3 million and $8.0 million, respectively.

13. Adoption of Other Accounting Standards

Revenue Recognition Guidance
In May 2014, the FASB issued new accounting guidance to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP. The amendments in this guidance state that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This new guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. The guidance can be applied retrospectively to each prior reporting period presented (full retrospective method) or retrospectively with a cumulative effect adjustment to retained earnings for initial application of the guidance at the date of initial adoption (modified retrospective method). While the Company continues to assess the standard and initial conclusions could change based on completion of that assessment, the Company preliminarily plans to adopt the guidance under the modified retrospective method.

On July 9, 2015, the FASB approved a one year deferral that became effective through an ASU in August and changed the effective date to annual reporting periods beginning after December 15, 2017, including interim periods, with early adoption permitted, but not before the original effective date of December 15, 2016.

The Company is currently assessing the impacts this guidance may have on the Balance Sheets, Statements of Operations, and disclosures including the ability to recognize revenue for certain contracts, and its accounting for contributions in aid of construction (CIAC). While management will continue to analyze the impact of this new standard and the related ASUs that clarify guidance in the standard, at this time, management does not believe adoption of the standard will have a significant impact on the Company's pattern of revenue recognition. The Company plans to adopt the guidance effective January 1, 2018.

Simplifying the Presentation of Debt Issuance Costs
In April 2015, the FASB issued new accounting guidance on accounting for debt issuance costs which changes the presentation of debt issuance costs in financial statements. This ASU requires an entity to present such costs in the balance sheet as a direct reduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. This ASU is effective for annual reporting periods beginning after December 15, 2015. The guidance was adopted as of January 1, 2016 and has been applied retrospectively to all periods presented. The effect of the change on the December 31, 2015 balance sheet was the reclassification of $4.1 million from Regulatory assets to Long-term Debt. The reclassification had no material impact on the Company's financial condition, results of operations, or cash flows as a result of the adoption.

Leases
In February 2016, the FASB issued new accounting guidance for the recognition, measurement, presentation and disclosure of leasing arrangements. This ASU requires the recognition of lease assets and liabilities for those leases currently classified as operating leases while also refining the definition of a lease. In addition, lessees will be required to disclose key information about the amount, timing, and uncertainty of cash flows arising from leasing arrangements. This ASU is effective for the interim and annual reporting periods beginning January 1, 2019, although it can be early adopted, with a modified retrospective approach for leases that commenced prior to the date of adoption. The Company is currently evaluating the standard to determine the impact it will have on the financial statements.

Stock Compensation
In March 2016, the FASB issued new accounting guidance which is intended to simplify several aspects of accounting for share-based payment transactions, including the income tax consequences. This ASU is effective for annual periods beginning after December 15, 2016, and relevant interim periods. Early application is permitted. The Company does not have share-based compensation plans separate from Vectren; the Company is however allocated costs associated with these plans. Pursuant to these plans, share based awards are settled via cash payments and are therefore not impacted by this standard. The Company does not anticipate adoption of the standard to have a significant impact on the financial statements.

Other Recently Issued Standards
Management believes other recently issued standards, which are not yet effective, will not have a material impact on the Company's financial position, results of operations, or cash flows upon adoption.

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The following discussion and analysis provides additional information regarding the Company’s results of operations that is supplemental to the information provided in Vectren Corporation’s and Utility Holdings’ management’s discussion and analysis of results of operations and financial condition contained in those 2016 annual reports filed on Form 10-K, which includes forward looking statement disclaimers. The following discussion and analysis should be read in conjunction with SIGECO’s financial statements and notes thereto.

The Company generates revenue primarily from the delivery of natural gas and electric service to its customers, and the Company’s primary source of cash flow results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services.

Vectren has in place a disclosure committee that consists of senior management as well as financial management. The committee is actively involved in the preparation and review of the Company’s financial statements.

Executive Summary of Results of Operations

Operating Results

In 2016, the Company’s earnings were $90.2 million compared to $86.8 million in 2015. The increased earnings in 2016 reflect increased returns earned on the gas infrastructure replacement program, in addition to increased electric large customer usage and the favorable impact of weather on retail electric margin. These increases were somewhat offset by lower wholesale power margin during 2016 due primarily to lower market pricing from the low natural gas price environment and reduced generating unit availability as a result of maintenance outages encountered in 2016.

The Regulatory Environment

Gas and electric operations, with regard to retail rates and charges, terms of service, accounting matters, financing, and certain other operational matters, are regulated by the IURC.
In the Company’s natural gas service territory, normal temperature adjustment (NTA) and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to residential and commercial customers due to weather and changing consumption patterns.  In addition to these mechanisms, the commission has authorized a gas infrastructure replacement program, which allows for recovery of these investments outside of a base rate case proceeding. Further, rates charged to natural gas customers contain a gas cost adjustment (GCA) clause and electric rates contain a fuel adjustment clause (FAC). Both of these cost tracker mechanisms allow for the timely adjustment in charges to reflect changes in the cost of gas and cost for fuel. The Company utilizes similar mechanisms for other material operating costs, which allow for changes in revenue outside of a base rate case. The implementation of these various mechanisms has allowed the Company to avoid regulatory proceedings to increase base rates since 2011 for its electric business and 2007 for its gas business.

Rate Design Strategies
Sales of natural gas and electricity to residential and commercial customers are largely seasonal and are impacted by weather.  Trends in the average consumption among natural gas residential and commercial customers have tended to decline as more efficient appliances and furnaces are installed and the Company’s utilities have implemented conservation programs.  In the Company’s natural gas service territory, NTA and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to these customers due to weather and changing consumption patterns.

In the Company's natural gas service territory, the commission has authorized bare steel and cast iron replacement programs. State laws were passed in 2012 and 2013 that expand the ability of utilities to recover, outside of a base rate proceeding, certain costs of federally mandated projects and other significant gas distribution and transmission infrastructure replacement investments. The Company has received approval to implement these mechanisms.

The Company's electric service territory currently recovers certain transmission investments outside of base rates.  The electric service territory has neither an NTA nor a decoupling mechanism; however, rate designs provide for a lost margin recovery mechanism that works in tandem with conservation initiatives.

Tracked Operating Expenses
Gas costs and fuel costs incurred to serve customers are two of the Company’s most significant operating expenses.  Rates charged to natural gas customers contain a GCA. The GCA clause allows the Company to timely charge for changes in the cost of purchased gas, inclusive of unaccounted for gas expense based on actual experience and subject to caps that are based on historical experience.  Electric rates contain a FAC that allows for timely adjustment in charges for electric energy to reflect changes in the cost of fuel.  The net energy cost of purchased power, subject to an approved variable benchmark based on The New York Mercantile Exchange (NYMEX) natural gas prices, is also timely recovered through the FAC.
GCA and FAC procedures involve periodic filings and IURC hearings to establish price adjustments for a designated future period.  The procedures also provide for inclusion in later periods of any variances between actual recoveries representing the estimated costs and actual costs incurred.
The IURC has also applied the statute authorizing GCA and FAC procedures to reduce rates when necessary to limit net operating income to a level authorized in its last general rate order through the application of an earnings test.  In the periods presented, the Company has not been impacted by the earnings test.
Gas pipeline integrity management operating costs, costs to fund energy efficiency programs, MISO costs, and the gas cost component of uncollectible accounts expense based on historical experience are recovered by mechanisms outside of typical base rate recovery.  In addition, certain operating costs, including depreciation, associated with federally mandated investments, gas distribution and transmission infrastructure replacement investments, and regional electric transmission assets not in base rates are also recovered by mechanisms outside of typical base rate recovery.
Revenues and margins are also impacted by the collection of state mandated taxes, which primarily fluctuate with gas and fuel costs.

Base Rate Orders
The Company's electric territory received an order in April 2011, with rates effective May 2011, and its gas territory received an order and implemented rates in August 2007.  The orders authorize a return on equity of 10.40% on the electric operations and 10.15% for the gas operations.  The authorized returns reflect the impact of rate design strategies that have been authorized by the IURC.

See Notes 8 and 9 to the financial statements for more specific information on the significant regulatory proceedings involving the Company.

Operating Trends

Margin

Throughout this discussion, the terms Gas utility margin and Electric utility margin are used. Gas utility margin is calculated as Gas utility revenues less the Cost of gas sold. Electric utility margin is calculated as Electric utility revenues less Cost of fuel & purchased power. The Company believes Gas utility and Electric utility margins are better indicators of relative contribution than revenues since gas prices and fuel and purchased power costs can be volatile and are generally collected on a dollar-for-dollar basis from customers.

In addition, the Company separately reflects regulatory expense recovery mechanisms within Gas utility margin and Electric utility margin. These amounts represent dollar-for-dollar recovery of other operating expenses. The Company utilizes these approved regulatory mechanisms to recover variations in operating expenses from the amounts reflected in base rates and are generally expenses that are subject to volatility. Following is a discussion and analysis of margin.

Electric Utility Margin (Electric utility revenues less Cost of fuel & purchased power)
Electric utility margin and volumes sold by customer type follows:

	Year Ended December 31,
(In thousands)	2016	2015

Electric utility revenues	$605,835	$601,554
Cost of fuel & purchased power	183,661	187,494
Total electric utility margin	$422,174	$414,060
Margin attributed to:
Residential & commercial customers	$261,236	$258,564
Industrial customers	112,087	109,702
Other	5,725	4,490
Regulatory expense recovery mechanisms	13,729	9,574
Subtotal: Retail	$392,777	$382,330
Wholesale margin	29,397	31,730
Total electric utility margin	$422,174	$414,060
Electric volumes sold in MWh attributed to:
Residential & commercial customers	2,729,037	2,714,379
Industrial customers	2,722,320	2,721,545
Other customers	22,848	22,234
Total retail volumes sold	5,474,205	5,458,158

Retail
Electric retail utility margin was $392.8 million for the year ended December 31, 2016 and, compared to 2015, increased by $10.4 million. Electric results, which are not protected by weather normalizing mechanisms, reflect a $3.0 million increase from weather in small customer margin as cooling degree days were 125 percent of normal in 2016 compared to 111 percent of normal in 2015. As energy conservation initiatives continue, the Company's lost revenue recovery mechanism related to electric conservation programs contributed increased margin of $2.4 million compared to the prior year, however was offset by a decrease in small customer usage of $1.2 million. Results also reflect an increase in large customer usage of $2.2 million largely driven by timing of customer plant maintenance resulting in lower customer demand in 2015. Margin from regulatory expense recovery mechanisms increased $4.1 million as operating expenses associated with the electric conservation programs increased.

On December 3, 2013, SABIC Innovative Plastics (SABIC), a large industrial utility customer of the Company, announced its plans to build a cogeneration (cogen) facility in order to generate power to meet a significant portion of its ongoing power needs. Electric service was provided to SABIC by the Company under a long-term contract that expired on May 2, 2016. At that date, SABIC became a tariff customer. The cogen facility was operational as of January 1, 2017 and is expected to provide approximately 85 MW of capacity. The Company will continue to provide all of SABIC's power requirements above the approximate 85 MW capacity of the cogen as well as backup power under approved tariff rates.

Margin from Wholesale Electric Activities
The Company earns a return on electric transmission projects constructed by the Company in its service territory that meet the criteria of the MISO’s regional transmission expansion plans and also markets and sells its generating and transmission capacity to optimize the return on its owned assets.  Substantially all off-system sales are generated in the MISO Day Ahead and Real Time markets when sales into the MISO in a given hour are greater than amounts purchased for native load.  Further detail of MISO off-system margin and transmission system margin follows:

	Year Ended December 31,
(In thousands)	2016	2015
MISO transmission system margin	$25,101	$25,564
MISO off-system margin	4,296	6,166
Total wholesale margin	$29,397	$31,730

Transmission system margin associated with qualifying projects, including the reconciliation of recovery mechanisms, and other transmission system operations, totaled $25.1 million during 2016, compared to $25.5 million in 2015. The Company has invested $157.7 million in qualifying projects. The net plant balance for these projects totaled $136.8 million at December 31, 2016. These projects include an interstate 345 kV transmission line that connects the Company’s A.B. Brown Generating Station to a generating station in Indiana owned by Duke Energy to the north and to a generating station in Kentucky owned by Big Rivers Electric Corporation to the south; a substation; and another transmission line. These projects earn a FERC approved equity rate of return on the net plant balance and recover operating expenses. In September 2016, the FERC issued a final order authorizing the transmission owners to receive a 10.32 percent base ROE plus, a separately approved 50 basis point adder, compared to the previously authorized 12.38 percent. The Company has reflected these outcomes in its financial statements. The 345 kV project is the largest of these qualifying projects, with a cost of $106.8 million that earned the FERC approved equity rate of return, including while under construction.

For the year ended December 31, 2016, margin from off-system sales was $4.3 million, compared to $6.2 million in 2015.  The base rate changes implemented in May 2011 require wholesale margin from off-system sales earned above or below $7.5 million per year be shared equally with customers. Results, net of sharing, for the periods presented reflect lower market pricing due primarily to low natural gas prices and in 2016, reduced unit availability. Off-system sales were 136.1 GWh in 2016, compared to 337.8 GWh in 2015.

Gas Utility Margin (Gas utility revenues less Cost of gas sold)
Gas utility margin and throughput by customer type follows:

	Year Ended December 31,
(In thousands)	2016	2015
Gas utility revenues	$86,789	$86,726
Cost of gas sold	32,000	36,504
Total gas utility margin	$54,789	$50,222
Margin attributed to:
Residential & commercial customers	$39,265	$35,327
Industrial customers	9,764	8,856
Other	1,169	1,268
Regulatory expense recovery mechanisms	4,591	4,771
Total gas utility margin	$54,789	$50,222
Sold & transported volumes in MDth attributed to:
Residential & commercial customers	9,433	10,007
Industrial customers	34,377	33,848
Total sold & transported volumes	43,810	43,855

Gas Utility margin was $54.8 million for the year ended December 31, 2016, an increase of $4.6 million compared to 2015. The increase in margin was largely due to increased returns on the gas infrastructure replacement program for all customer classes as investments in that program continue to increase. With rate designs that substantially limit the impact of weather on residential and commercial customer margin, heating degree days in 2016 that were 84 percent of normal compared to 88 percent in 2015, had relatively no impact on customer margin.

Operating Expenses

Other Operating
For the year ended December 31, 2016, Other operating expenses were $190.2 million, increasing $6.7 million compared to 2015.  Excluding operating expenses recovered through margin, operating expenses increased $2.4 million, primarily associated with an increase in performance-based compensation expense.

Depreciation & Amortization
Depreciation and amortization expense was $97.3 million in 2016, compared to $94.5 million in 2015. The increase resulted from additional utility plant investments placed into service.

SELECTED ELECTRIC OPERATING STATISTICS

	For the Year Ended
	December 31,
	2016	2015

OPERATING REVENUES (in thousands):
Residential	$209,287	$202,489
Commercial	155,656	151,318
Industrial	197,284	191,450
Other	10,440	14,062
Total Retail	572,667	559,319
Net Wholesale Revenues	33,168	42,235
	$605,835	$601,554

MARGIN (In thousands):
Residential	$153,614	$151,326
Commercial	107,622	107,238
Industrial	112,087	109,702
Other	5,725	4,490
Regulatory expense recovery mechanisms	13,729	9,574
Total Retail	392,777	382,330
Wholesale power & transmission system	29,397	31,730
	$422,174	$414,060

ELECTRIC SALES (In MWh):
Residential	1,424,533	1,407,501
Commercial	1,304,504	1,306,878
Industrial	2,722,320	2,721,545
Other Sales - Street Lighting	22,848	22,234
Total Retail	5,474,205	5,458,158
Wholesale	136,053	337,761
	5,610,258	5,795,919

AVERAGE CUSTOMERS:
Residential	125,662	124,986
Commercial	18,551	18,471
Industrial	113	113
Other	39	38
	144,365	143,608

WEATHER AS A % OF NORMAL:
Cooling Degree Days	125%	111%
Heating Degree Days	84%	88%

SELECTED GAS OPERATING STATISTICS

	For the Year Ended
	December 31,
	2016	2015

OPERATING REVENUES (In thousands):
Residential	$55,052	$54,676
Commercial	21,247	22,368
Industrial	9,493	8,427
Other	997	1,255
	$86,789	$86,726

MARGIN (In thousands):
Residential	$30,459	$27,148
Commercial	8,806	8,179
Industrial	9,764	8,856
Other	1,169	1,268
Regulatory expense recovery mechanisms	4,591	4,771
	$54,789	$50,222

GAS SOLD & TRANSPORTED (In MDth):
Residential	6,101	6,507
Commercial	3,332	3,500
Industrial	34,377	33,848
	43,810	43,855

AVERAGE CUSTOMERS:
Residential	100,672	100,277
Commercial	10,288	10,275
Industrial	112	111
	111,072	110,663